EX-99.2(k)(2)

AMENDMENT TO ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of _______ 2013 (the “Effective Date”), to the Administrative Services Agreement dated as of November 1, 2011 (the “Agreement”), by and between LAZARD MULTI-STRATEGY 1099 FUND (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNYM” or the “Administrator”).

BACKGROUND

A.	BNYM provides various administration services to the Fund pursuant to the Agreement, including certain tax services.

B.	The Fund desires that BNYM provide certain additional tax services (“Additional Services”), and BNYM agrees to provide such Additional Services, subject to the terms of the Agreement and such other terms as set forth herein.

C.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

Intending to be legally bound, the parties hereby agree that:

1.      The section titled “Tax Services” under Schedule I of the Agreement is hereby amended by deleting sub-section (a) in its entirety and replacing it with the following:

“(a)	Calculate book/tax differences for the Fund; prepare annual tax provision work papers, wash sale analysis and tax footnotes to financial statements; prepare a fiscal and excise tax provision in coordination with the annual audit; prepare for execution the Fund’s Federal and state tax returns and excise returns for review and finalization by the Fund’s independent public accountants;”

2.      Miscellaneous.

(a)                Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)               As compensation for services rendered by the Administrator under this Amendment, the Fund will pay to the Administrator such fees and expenses as may be agreed to from time to time in writing by the Fund and the Administrator.

(c)                As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(d)               The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(e)                This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(f)                If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

(g)               This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By: ______________________

Name: ___________________

Title: _____________________

LAZARD MULTI-STRATEGY 1099 FUND

By: ______________________

Name: ___________________

Title: _____________________